Exhibit 5.1

Steven M. Przesmicki

(858) 550-6070

przes@cooley.com

May 6, 2015

HTG Molecular Diagnostics, Inc.

3430 E. Global Loop

Tucson, AZ 85706

Ladies and Gentlemen:

We represent HTG Molecular Diagnostics, Inc., a Delaware corporation (the “Company”), and you have requested our opinion with respect to certain matters in connection with the filing by the Company of a Registration Statement on Form S-8 (the “Registration Statement”) with the Securities and Exchange Commission, covering the offering of up to an aggregate of 2,237,279 shares of the Company’s Common Stock, $0.001 par value (the “Shares”), including (i) 92,235 shares (the “2001 Plan Shares”) reserved for issuance upon the exercise of options issued under the Company’s 2001 Stock Option Plan (the “2001 Plan”), (ii) 501,428 shares (the “2011 Plan Shares”) reserved for issuance upon the exercise of options issued under the Company’s 2011 Equity Incentive Plan (the “2011 Plan”), (iii) 1,532,796 shares (the “2014 Plan Shares”) initially reserved for issuance pursuant to the 2014 Equity Incentive Plan (the “2014 Plan”), and (iv) 110,820 shares (the “ESPP Shares”) reserved for issuance pursuant to the Company’s 2014 Employee Stock Purchase Plan (the “ESPP,” and collectively with the 2001 Plan, the 2011 Plan, and the 2014 Plan, the “Plans”).

In connection with this opinion, we have examined and relied upon the Registration Statement and the related prospectuses, the Company’s Amended and Restated Certificate of Incorporation, and Bylaws, as amended, as currently in effect, its forms of Amended and Restated Certificate of Incorporation and Amended and Restated Bylaws to be effective upon the closing of the Company’s initial public offering, the Plans and such other documents, records, certificates, memoranda and other instruments as in our judgment are necessary or appropriate to enable us to render the opinion expressed below. We have assumed the genuineness and authenticity of all documents submitted to us as originals and the conformity to originals of all documents submitted to us as copies thereof.

Our opinion is expressed only with respect to the federal laws of the United States of America and the General Corporation Law of the State of Delaware. We express no opinion as to whether the laws of any particular jurisdiction other than those identified above are applicable to the subject matter hereof.

On the basis of the foregoing, and in reliance thereon, we are of the opinion that the 2001 Plan Shares, when sold and issued in accordance with the 2001 Plan, the 2011 Plan Shares, when sold and issued in accordance with the 2011 Plan, the 2014 Plan Shares, when sold and issued in accordance with the 2014 Plan, and the ESPP Shares, when sold and issued in accordance with the ESPP, and in each case when sold and issued in accordance with the Registration Statement and related prospectuses, will be validly issued, fully paid, and nonassessable (except as to shares issued pursuant to certain deferred payment arrangements, which will be fully paid and nonassessable when such deferred payments are made in full).

4401 EASTGATE MALL, SAN DIEGO, CA 92121  T: (858) 550-6000  F: (858) 550-6420  WWW.COOLEY.COM

HTG Molecular Diagnostics, Inc.

May 6, 2015

Page Two

We consent to the filing of this opinion as an exhibit to the Registration Statement.

Sincerely,

COOLEY LLP

By:	/s/ Steven M. Przesmicki
Steven M. Przesmicki

4401 EASTGATE MALL, SAN DIEGO, CA 92121  T: (858) 550-6000  F: (858) 550-6420  WWW.COOLEY.COM